Exhibit j(i) under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K




               Consent of Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, and Class C Shares' Prospectus and "Independent Registered Public Accounting Firm" in the Class A, Class B, and Class C Shares' Statement of Additional Information in Post-Effective Amendment Number 52 to the Registration Statement (Form N-1A, No. 2-6013) of Federated High Income Bond Fund, Inc. and to the incorporation by reference of our report dated May 10, 2006 on Federated High Income Bond Fund, Inc. included in the Annual Report to Shareholders for the fiscal year ended March 31, 2006.




/s/ Ernst & Young LLP
Boston, Massachusetts


May 25, 2006